Contacts:	Investors: Progenics Pharmaceuticals, Inc. Richard W. Krawiec, Ph.D. Vice President, Corporate Affairs (914) 789-2814 Dory A. Lombardo Senior Manager, Corporate Affairs (914) 789-2818	Media: WeissComm Partners Aline Schimmel (312) 646-6295 aschimmel@wcpglobal.com
PROGENICS ANNOUNCES WYETH HAS RECEIVED
RELISTOR APPROVAL IN AUSTRALIA

Tarrytown, NY, November 17, 2008 –Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX), today announced the Therapeutic Goods Administration (TGA) division of the Australian Government has approved the registration of RELISTOR® (methylnaltrexone bromide 12mg/0.6ml solution for injection) for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care when response to laxative therapy has not been sufficient.

“We are pleased that RELISTOR, an important new medicine to treat an unmet medical need, received registration approval in Australia, and is now available to patients with advanced illness receiving palliative care in another major region of the world,” said Paul J. Maddon, M.D., Ph.D., Chief Executive Officer, Chief Science Officer and Founder of Progenics Pharmaceuticals, Inc. “Approval in Australia expands global access to this novel product which has already received approval in Canada, the U.S., European Union member states, and Iceland, Norway, Liechtenstein and Venezuela. RELISTOR is the first approved therapy in a new class of drugs designed to relieve one of the significant side effects of opioids on the gastrointestinal tract without interfering with their ability to provide pain relief.”

Progenics, in collaboration with Wyeth, is developing RELISTOR for the treatment of opioid-induced side effects. Wyeth has worldwide rights to commercialize all forms of RELISTOR, except in Japan, where Progenics has granted Ono Pharmaceutical Co., Ltd. an exclusive license to the subcutaneous form of RELISTOR for development and commercialization in that country.

About RELISTOR

RELISTOR, a peripherally acting mu-opioid receptor antagonist, works by reducing the constipating side effects of opioids, such as morphine and codeine, without affecting their ability to relieve pain. Opioids provide analgesia - or relieve pain - by specifically interacting with mu-opioid receptors within the central nervous system (CNS), the area where pain is perceived - namely, the brain and spinal cord. However, opioids also interact with mu-opioid receptors found outside the CNS, such as those within the gastrointestinal tract, resulting in constipation that can be debilitating. RELISTOR selectively displaces opioids from the mu-opioid receptors outside the CNS, including those located in the gastrointestinal tract. Because of its chemical structure, RELISTOR has restricted access to the CNS.

About Subcutaneous RELISTOR

RELISTOR, administered via subcutaneous injection, is a peripherally acting mu-opioid receptor antagonist that decreases the constipating effects of opioid pain medications in the gastrointestinal tract without affecting their ability to relieve pain. Each year, more than 1.5 million Americans receive palliative care due to an advanced illness, such as incurable cancer and other end-stage diseases.

In April, the U.S. Food and Drug Administration approved RELISTOR subcutaneous injection for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. The use of RELISTOR beyond four months has not been studied. RELISTOR was made available in the United States in June. In March, this form of RELISTOR was approved by Health Canada and was launched there in May. In July, RELISTOR (methylnaltrexone bromide) subcutaneous injection received marketing approval from the European Commission, and is now approved in the 27 member states of the E.U. as well as Iceland, Norway and Liechtenstein for the treatment of OIC in advanced illness patients who are receiving palliative care when response to usual laxative therapy has not been sufficient. Other applications in additional countries are also pending.

Important Safety Information for Subcutaneous RELISTOR

-- RELISTOR is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

-- If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician.

-- Use of RELISTOR has not been studied in patients with peritoneal catheters.

-- The most common adverse reactions reported with RELISTOR in clinical trials were abdominal pain, flatulence, and nausea.

-- Full RELISTOR Prescribing Information for the U.S. is available at www.relistor.com.

(PGNX-C)

About the Company

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward gastroenterology, virology--including human immunodeficiency virus (HIV) and hepatitis C virus (HCV) infections--and oncology. Progenics, in collaboration with Wyeth, is developing RELISTOR(R) (methylnaltrexone bromide) for the treatment of opioid-induced side effects. Wyeth has worldwide rights to develop and commercialize all forms of RELISTOR, except in Japan where Progenics has granted Ono Pharmaceutical Co., Ltd. an exclusive license to the subcutaneous form of RELISTOR for development and commercialization in that country. In the U.S., RELISTOR (methylnaltrexone bromide) subcutaneous injection is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient.

In Canada, RELISTOR (methylnaltrexone bromide injection) for subcutaneous use is indicated for the treatment of OIC in patients with advanced illness receiving palliative care. In European member states and Iceland, Norway and Liechtenstein, RELISTOR (methylnaltrexone bromide) subcutaneous injection is indicated for the treatment of OIC in patients with advanced illness who are receiving palliative care, when response to the usual laxative therapy has not been sufficient. Marketing applications are pending for RELISTOR in other countries. In the area of virology, Progenics is developing the HIV entry inhibitor PRO 140, a humanized monoclonal antibody targeting the entry co-receptor CCR5, which is in phase 2 clinical testing. A novel HCV entry inhibitor, PRO 206, has been selected for clinical development and is currently undergoing IND-enabling studies. In the area of oncology, the Company is conducting a phase 1 clinical trial of a human monoclonal antibody-drug conjugate (ADC) for the treatment of prostate cancer--a selectively targeted cytotoxin-linked antibody directed against prostate-specific membrane antigen (PSMA). PSMA is a protein found on the surface of prostate cancer cells as well as in blood vessels supplying other solid tumors. Progenics is also developing vaccines designed to treat prostate cancer by stimulating an immune response to PSMA.

DISCLOSURE NOTICE: This document contains statements that do not relate strictly to historical fact, any of which may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When we use the words "anticipates," "plans," "expects" and similar expressions, we are identifying forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. While it is impossible to identify or predict all such matters, this may result from, among other things, the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and product candidates, including the risks that clinical trials will not commence or proceed as planned; products appearing promising in early trials will not demonstrate efficacy or safety in larger-scale trials; clinical trial data on our products and product candidates will be unfavorable; our products will not receive marketing approval from regulators or, if approved, do not gain sufficient market acceptance to justify development and commercialization costs; we, our collaborators or others might identify side effects after the product is on the market; or efficacy or safety concerns regarding marketed products, whether or not originating from subsequent testing or other activities by us, governmental regulators, other entities or organizations or otherwise, and whether or not scientifically justified, may lead to product recalls, withdrawals of marketing approval, reformulation of the product, additional pre-clinical testing or clinical trials, changes in labeling of the product, the need for additional marketing applications, declining sales or other adverse events.

We are also subject to risks and uncertainties associated with the actions of our corporate, academic and other collaborators and government regulatory agencies; potential product liability; intellectual property, litigation, environmental and other risks; the risk that licenses to intellectual property may be terminated for our failure to satisfy performance milestones; the risk of difficulties in, and regulatory compliance relating to, manufacturing products; and the uncertainty of our future profitability.

Risks and uncertainties also include general economic conditions, including interest and currency exchange rate fluctuations and the availability of capital; changes in generally accepted accounting principles; the impact of legislation and regulatory compliance; the highly regulated nature of our business, including government cost-containment initiatives and restrictions on third-party payments for our products; trade buying patterns; the competitive climate of our industry; and other factors set forth in our Annual Report on Form 10-K and other reports filed with the U.S. Securities and Exchange Commission. In particular, we cannot assure you that our lead product, RELISTOR®, will be commercially successful or be approved in the future in other formulations, indications or jurisdictions, or that any of our other programs will result in a commercial product.

We do not have a policy of updating or revising forward-looking statements and assume no obligation to update any statements as a result of new information or future events or developments. Thus, it should not be assumed that our silence over time means that actual events are bearing out as expressed or implied in forward-looking statements.

Editors Note:

For more information about Progenics Pharmaceuticals, Inc., please visit www.progenics.com.

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